The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


Preliminary Pricing Supplement     SUBJECT TO COMPLETION      September 15, 2009


                  Pricing Supplement dated September [o], 2009 to
           the Product Prospectus Supplement dated February 25, 2009, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

   [RBC LOGO]       [o]
                    Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C

                    Redeemable Step Up Notes, due September 25, 2019



         Royal Bank of Canada is offering the notes described below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated February 25, 2009 describe terms that will apply generally to the notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                   Royal Bank of Canada ("Royal Bank").

Underwriter:              RBC Capital Markets Corporation

Principal Amount:         $[o]

Maturity Date:            September 25, 2019

Interest Rate:            Years 1-5:    3.00%
                          Years 6-10:   5.80%

Reference Rate:           Not Applicable

Reference Rate            Not Applicable
Range:

Type of Note:             Step Up Note

Interest Payment          Semi-Annually, on the 25th day of each March and
                          September, commencing March 25, 2010 and ending on the Maturity Date (whether the Stated Maturity Date or an earlier Redemption Date).

Redemption:               Redeemable

Call Date(s):             Semi-Annually, on the 25th day of each March and
                          September, commencing March 25, 2010 and ending on the Maturity Date (whether the Stated Maturity Date or an earlier Redemption Date).

Survivor's  Option:       Upon the death of the beneficial owner of a note, a
                          valid exercise of the survivor's option and the proper tender of that note for repayment, we will repay the note, in whole or in part, at a price equal to 100% of the principal amount of that note plus any accrued and unpaid interest to the payment date, subject to some limitations. "Survivor's Option" below.

Incorporated risk         The notes are subject to the risks set forth under the
factors:                  heading "Additional Risks Specific to Your Notes" in
                          the product prospectus supplement.

Minimum                   $1,000 (except for certain non-U.S. investors for whom
Investment:               the minimum investment will be higher)

Denomination:             $1,000 (except for certain non-U.S. investors for whom
                          the denomination will be higher)

Clearance and             DTC global (including through its indirect
Settlement:               participants Euroclear and Clearstream, Luxembourg as
                          described under "Description of Debt Securities --
                          Ownership and Book-Entry Issuance" in the accompanying prospectus).

CUSIP No:                 78008HHH6

Currency:                 U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

Terms Incorporated        All of the terms appearing above the item captioned
In the Master Note:       "Listing" on the cover page of this pricing supplement
                          and the terms appearing under the caption "General
                          Terms of the Notes" in the product supplement with respect to notes dated February 25, 2009.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1of the product supplement to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                        Per note         Total
                                                        --------         -----
Price to public.....................................    100.00%          $[o]
Underwriting discounts and commission...............    [o]%             $[o]
Proceeds to Royal Bank..............................    [o]%             $[o]


We may use this pricing supplement in the initial sale of a note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement, dated February 25, 2009 the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o     Prospectus dated January 5, 2007:
      http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
      o34295e424b3.htm

o     Prospectus Supplement dated February 28, 2007:
      http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
      o35030e424b3.htm

o     Product Prospectus Supplement dated February 25, 2009:
      http://www.sec.gov/Archives/edgar/data/1000275/000121465909000396/
      0001214659-09-000396.txt


Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.






                        Supplemental Plan of Distribution

            We expect that delivery of the Notes will be made against payment for the Notes on or about September 25, 2009 which is the second business day following the Pricing Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                       [o]


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                Redeemable Step Up Notes, Due September 25, 2019